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[MDSI LOGO]                                                         EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

                                  NEWS RELEASE


                      MDSI DISCUSSES FIRST QUARTER OUTLOOK



Richmond, BC, February 19, 1998 -- MDSI Mobile Data Solutions Inc. (Nasdaq:
MDSIF; TSE, ME: MMD) announced today that it expects earnings for the first quarter ended March 31, 1998 to be below analysts' expectations due to delays in the signing of certain contracts. The Company now anticipates that first quarter earnings will range from $0.00 per share to $0.10 per share. The delays in signing these contracts have impacted the ability of the Company to commence work as planned and as a result, the Company anticipates that it will not recognize significant revenue on these contracts during the first quarter.
While there can be no assurance that the Company will enter into each of these contracts, the Company believes that revenues associated with such contracts will be recognized in future quarters.

Said Ken Miller, President of MDSI, "We continue to believe the fundamentals of our business are strong and that MDSI is well positioned to take advantage of the opportunities in our markets. Our customers are typically large companies in the utility, telephone, cable, public safety, field service, taxi and delivery markets worldwide and over the last several months we have experienced an increase in the time necessary to complete the negotiation and signing of certain contracts with some of these large customers. MDSI is generally selected by these customers through a competitive bidding process. Under the Company's revenue recognition policy, contract revenues for software and services are recognized on a percentage of completion basis and therefore delays in initiating work on contracts will delay the recognition of revenues."

This release contains forward-looking statements which are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are dependence on large contracts and concentration of customers, integration of acquisitions, potential fluctuations in quarterly operating results, and the management of growth. In addition, the expected financial results contained in this press release are preliminary and the Company has not yet finalized its financial results for the quarter. Further information regarding these and other key risk factors which could affect the Company's financial results are included in the Company's Form 10-K for its fiscal year ended December 31, 1996, filed with the SEC.

The Company will report its results for the first quarter ended March 31, 1998 during the week of April 27, 1998.

MDSI is a leading provider of mobile data solutions for the management of mobile workforces to companies seeking to improve their competitive edge.



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For further information contact:                                    R#-.98.02.04
Nancy McLeod, Investor Relations                 MDSI Mobile Data Solutions Inc.
Ph: (604) 270-9939 Fax: (604) 270-1310           web site: www.mdsi-advantex.com
Shareholders' Line: 800-665-4789